Exhibit 99.1

NEWS RELEASE For Immediate Release For additional information contact: Stephen R. Theroux, President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES PARTICIPATION IN SMALL BUSINESS LENDING FUND

Newport, New Hampshire – August 29, 2011– New Hampshire Thrift Bancshares, Inc. (the “Company”) (NasdaqGM: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today announced that on August 25, 2011 it received $20.0 million from the U.S. Department of the Treasury’s (“Treasury”) Small Business Lending Fund (“SBLF”). The Company used approximately $10.0 million of the SBLF proceeds to redeem all of outstanding preferred stock issued to Treasury under the Troubled Asset Relief Program Capital Purchase Program.

“We are pleased to have been selected to participate in the Small Business Lending Fund,” said Stephen W. Ensign, Chairman and Chief Executive Officer. “The SBLF will allow us to work with small businesses to help create jobs and promote economic growth in our local communities. As a leading community bank in the markets that we serve, the SBLF fits our ongoing strategic plan seamlessly as we seek to increase our lending activity with small businesses in need of commercial loan assistance or for owner-occupied commercial real estate loans.”

About Treasury’s SBLF

The SBLF was enacted into law as part of the Small Business Jobs Act of 2010. The SBLF is one part of a comprehensive agenda to help small businesses access the capital they need to invest and hire. The SBLF program brings Main Street banks, community loan funds, and small businesses together to help create jobs and promote economic growth in local communities. In addition, the SBLF fosters lending in local communities and provides incentives for Main Street banks to increase their lending to small businesses. Additional information on the SBLF program can be found on Treasury’s website at www.treasury.gov/resource-center/sb-programs.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.0 billion.

Forward-looking Statements

Statements included in this press release that are not historical or current fact are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.